ESCROW AGREEMENT
                                      UNDER
                             JACO ELECTRONICS, INC.
                              RESTRICTED STOCK PLAN

         ESCROW Agreement dated March 27th, 1998, by and between Jaco Electronics, Inc. having offices at 145 Oser Avenue, Hauppauge, New York 11789 (the "Company"), , (the "Participant") and Morrison Cohen Singer & Weinstein having offices at 750 Lexington Avenue, New York, NY 10022 as escrow agent (the "Escrow Agent").

                                    RECITALS:
         WHEREAS, the Company has adopted the Jaco Electronics, Inc. Restricted Stock Plan ("Plan") under which eligible employees selected by the Board of Directors (the "Board") of the Company may purchase certain stock of the Company, subject to those restrictions as determined by the Board; and
         WHEREAS, the Participant is an employee of the Company and has been selected by the Board of Directors of the Company to purchase Restricted Stock in accordance with the Plan; and
         WHEREAS, the defined and capitalized terms of this agreement have the same meaning and definition as in the Plan, unless otherwise provided herein; and


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         WHEREAS,  the Board has required  Participant to deposit the Restricted
Stock purchased by Participant, in escrow, in order to insure compliance with the terms of the Plan and the Stock Purchase Agreement executed by the Participant contemporaneously herewith; and
         WHEREAS, the parties desire to specifically set forth the terms and conditions under which the Restricted Stock has been delivered by the Company to the Participant and thereupon delivered by the Participant to the Escrow Agent and under which such Restricted Stock will either be redelivered to the Participant or delivered to the Company.
         NOW, THEREFORE, the Company, the Participant and the Escrow Agent agree as follows:
         1. Receipt by the  Participant.  The Participant  acknowledges  receipt
from  the  Company  of  _______________   common  shares  ("Restricted   Stock")
registered in the name of the Participant and delivered by the Company to the Participant pursuant to the terms of the Plan and the Stock Purchase Agreement.
         2. Receipt by the Escrow Agent. The Escrow Agent acknowledges receipt from the Participant of the Restricted Stock, registered in the name of the Participant, and acknowledges receipt of stock powers executed in blank by the Participant covering all of the Restricted Stock.
         3.       Delivery by the Escrow Agent.


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                  a. Upon receipt by the Escrow  Agent of a written  notice from the Company that the Participant has fully satisfied the terms and provisions of the Plan and/or the Stock Purchase Agreement including, without limitation, the restrictions and representations incorporated in the Stock Purchase Agreement, or that the Participant is otherwise entitled to receive some or all of the Restricted Stock, the Escrow Agent shall deliver some or all of the Restricted Stock, as so directed, to the Participant. The Company shall simultaneously provide a copy of such notice to the Participant.
                  b. Upon receipt by the Escrow Agent of a written notice from the Company together with an affidavit of an officer of the Company stating that the Participant has not fully satisfied the terms and provisions of the Plan
and/or  the  Stock  Purchase  Agreement  including,   without  limitation,   the
restrictions and representations incorporated in the Stock Purchase Agreement, the Escrow Agent shall deliver the Restricted Stock to the Company. The Company shall simultaneously provide a copy of such notice to the Participant. Upon receipt of the Restricted Stock, the Company shall make any required payment to Participant in respect of the Repurchase Price.
                  c.  In   acting   pursuant   to  the   provisions   of  either
subparagraphs a. or b. above, the Escrow Agent shall be entitled to rely fully upon the notice and/or the notice and affidavit received by it and the Escrow Agent shall not be required under any circumstances to make any further or additional inquiries or investigations before acting in accordance with the provisions of this paragraph.
                  d. Upon acting in accordance with the provisions of this paragraph, the Escrow Agent shall be automatically relieved and released of all liability hereunder, except for its fraud or willful misconduct.


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         4. Voting Rights;  Dividends;  Capital  Changes.  The  Participant,  in
accordance with the Plan and the Stock Purchase Agreement, shall have the full power to vote all of the Restricted Stock held by the Escrow Agent from time to time and shall be entitled to receive all dividends declared upon any of the Restricted Stock held by the Escrow Agent from time to time. All new, additional or different stock or securities of the Company or some other corporation, which the Participant may receive or become entitled to receive with respect to such Restricted Stock by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of the Company, shall be subject to all of the terms and conditions of this Escrow Agreement.


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         5.   Indemnification.   The  Escrow  Agent  shall  have  no  duties  or
responsibilities except those expressly set forth herein. The Escrow Agent shall have no liability for acting in accordance with the provisions of Paragraph 3 or otherwise in accordance with the other terms and provisions of this Agreement and, therefore, the Company and the Participant shall indemnify and hold harmless the Escrow Agent against any liability, loss, cost or expense (including reasonable counsel fees and disbursements) arising out of any act or omission to act in connection with this Agreement, unless arising out of the Escrow Agent's fraud or willful misconduct. The Escrow Agent shall have no responsibility as to the validity or value of the Restricted Stock held in escrow hereunder. Furthermore, the Escrow Agent shall have no duty as to the collection or protection of the Restricted Stock (or any additional securities issued by the Company which may be distributed on or with respect to the Restricted Stock) or income thereon, nor as to the preservation of any rights pertaining thereto, beyond the safe custody of any such Restricted Stock actually in its possession. The Escrow Agent may rely on any certificate, statement, request, consent, agreement, instrument or other document which it reasonably believes to be genuine and to have been signed or presented by a person or entity. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any party hereto with respect to the Restricted Stock held in pledge hereunder which, in its reasonable opinion, are in conflict with any of the provisions of this Agreement or any instructions received from the other party to this Agreement, the Escrow Agent shall be entitled: (i) to refrain from taking any action other than to keep the Restricted Stock until such time as there has been a final determination of the rights of the Company and the Participant with respect to the Restricted Stock as hereinafter provided or (ii) to deposit the Restricted Stock held hereunder into court pursuant to relevant statutes and commence an action in interpleader in order to obtain a judicial determination as to the party legally entitled to receive the Restricted Stock. In the event of such an interpleader action, or any action against or involving the Escrow Agent with respect to the escrow, the Escrow Agent's costs and expenses, including reasonable attorney's fees (either paid to retained attorneys or representing the fair value of legal services rendered by the Escrow Agent to itself) with regard thereto, shall be reimbursed to the Escrow Agent by the party determined by a court of competent jurisdiction not to be entitled to the Restricted Stock. The Escrow Agent shall have a lien on the escrowed property to the extent of such costs and expenses.
         6. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the Company, the Participant and the Escrow Agent and their respective heirs, legal representatives, successors and assigns.
         7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
         8. Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Board; provided that such waiver shall be effective only if in writing and confirmed by a writing executed and delivered with the same formality as this Agreement.


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         9.  Notice.  All notices  required or permitted  hereunder  shall be in writing and deemed effectively given upon personal delivery or three (3) business days following deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other parties at the addresses shown above, or at such other address or addresses as any party shall designate to the other in accordance with this Paragraph 9.
         10. Pronouns. Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms. The singular form of nouns and pronouns shall include the plural, and the plural form of nouns and pronouns shall include the singular.
         11. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings relating to the subject matter of this Agreement.
         12. Amendment. This Agreement may be amended or modified only by a written instrument executed with the same formality as this Agreement.
         13. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more counterparts have been signed by each or the parties and delivered to all the other parties.
         14. Headings. The headings contained in this Agreement are for reference only and shall not under any circumstances be deemed to affect the meaning or interpretation of this Agreement.


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         15.  Costs of Escrow  Agent.  The  Company  shall pay the Escrow  Agent reasonable compensation for its services and it shall receive reimbursement for its out of pocket expenses, including reasonable counsel fees, that it may incur as a result of its acting as Escrow Agent hereunder or in connection with the performance of its duties hereunder.
         16. Resignation or Removal of Escrow Agent. The Escrow Agent may at any time resign by giving ten (10) days' written notice to the Company and the Participant. The Board may at any time remove the Escrow Agent by giving ten
(10) days' written notice to the Escrow Agent. Upon such resignation or removal, a successor Escrow Agent shall be appointed by the Board and thereupon the resignation or removal of the Escrow Agent shall become effective upon the Escrow Agent delivering the Restricted Stock in its possession to the successor Escrow Agent and thereupon the Escrow Agent hereunder shall be automatically relieved and released of all further liability hereunder. Simultaneously with delivery of the Restricted Stock to the successor Escrow Agent, such successor shall execute a counterpart of this Agreement and it shall thereupon be bound by all of the terms and provisions hereof.
         17. Recitals. The recitals are deemed a part of this Agreement.


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         18.  Litigation.  This Agreement  shall be governed and  interpreted in accordance with the laws of the State of New York and, regardless of the order in which the signatures of the parties are affixed, it shall be deemed executed at the Company's address, as above. The parties consent to the jurisdiction and venue of any state or federal court located within the State of New York, the County of New York or the Southern District of the U.S. District Court and agree that all actions or proceedings arising, directly or indirectly, from this Agreement shall be litigated only in courts having such situs and in any such action or proceeding, the parties waive trial by Jury and as between the Company and the Participant only, the successful party shall be entitled to recover reasonable counsel fees and the expenses of such litigation; and the Escrow Agent's rights as to counsel fees and expenses of the litigation shall be governed by Paragraph 5 above. In any such action or legal proceeding, the court shall apply such rule of law of the State of New York including any conflicts of law rule, which shall have the effect of sustaining the validity of all the terms and provisions of this Agreement.
                         Company: JACO ELECTRONICS, INC.
ATTEST:


                                                              By:



                                            Participant:
ATTEST:


                                                              By:



                                            Escrow
ATTEST:                             Agent:


                                                              By: